Center Bancorp, Inc.
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Center Bancorp, Inc. Reports Resignations of Two Board Members and Appointment of New Director

UNION, N.J., December 3, 2010 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq:CNBC) (the "Company"), parent company of Union Center National Bank ("UCNB" or the "Bank"), announced that at its board meeting dated November 30, 2010 John J. DeLaney and Elliot Kramer have resigned from the Boards of Directors of the Company and the Bank, effective December 1, 2010.

The Board also announced, Alan H. Straus was appointed to the Boards of Directors of the Company and the Bank. Mr. Straus is currently the portfolio manager for Omega Advisors, Inc., an investment management firm run by Leon Cooperman, one of the leading value investors in the country.  Mr. Straus has more than 20 years of experience as a research analyst and portfolio manager for several leading investment firms.

Mr. Straus will stand for election at the Company's 2011 annual meeting of shareholders.

Mr. Straus holds an MBA, Finance from the Cornell University, Johnson School of Management and BS from Cornell University, School of Industrial and Labor Relations.

"Mr. Straus exhibits the qualities that will bring added depth and a mix of expertise to the Company during a period of accelerated change in our industry," said Alexander A. Bol, Chairman of the Board.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At September 30, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $873.3 million and stockholders' equity of $122.2 million.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.